UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2009
UCBH Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24947	94-3072450

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Montgomery Street San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 315-2800
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
On May 18, 2009, UCBH Holdings, Inc. (the “Company”) management recommended to the Audit Committee of the Board of Directors, and the Audit Committee agreed, that the Company’s consolidated financial statements as of and for the year ended December 31, 2008, should be restated, and the previously issued consolidated financial statements, and any related reports from its independent registered public accounting firm for such period, as well as its previously issued earnings release for the first quarter of 2009, should no longer be relied on.
The restatement resulted from a re-examination of the Company’s non-performing asset portfolio conducted by management as part of the ongoing remediation of certain ineffective controls as disclosed on March 16, 2009 in Item 9A, Disclosure Controls and Procedures in the Company’s Form 10-K filing for the year ended December 31, 2008. Such re-examination resulted in the finding and conclusion that certain loan impairments, and related reserves and charge-offs associated with specific collateral dependent loans and other real estate owned properties which had been analyzed and recorded during the first quarter of 2009, should have been more appropriately recorded and reflected in the fourth quarter of 2008; the Company has identified corrections to date that may result in an increase in its pre-tax loss of approximately $45 million to $55 million for the year ended December 31, 2008, but this analysis remains preliminary and has not yet been finalized. The restatement will result in material adjustments to the loan loss provision and related allowance for loan losses, including charge-offs and the resulting change in non-performing loan levels, and to other real estate owned expense for the quarter and year ended December 31, 2008. Further, although the re-examination has not resulted in an increase to the previously reported level of non-performing assets, such re-examination has resulted in the need to record additional general valuation allowances in the first quarter of 2009.
In addition, the Audit Committee is conducting an independent investigation regarding the recognition of impairment losses on non-performing loans and other real estate owned. Accordingly, the Company will not file its 2008 Form 10-K/A or its Form 10-Q for the quarter ended March 31, 2009 until after the completion of such investigation.
There is no assurance that the outcome of the investigation will not result in additional impairment charges or that the Company’s Form 10-Q for subsequent periods will be timely filed. All statements made in this Form 8-K are made only as of the date set forth at the beginning of this Form 8-K. The Company undertakes no obligation to update the information in this Form 8-K in the event facts or circumstances subsequently change after the date of the filing of this Form 8-K.
Management and the Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K with KPMG LLP, the Company’s independent registered public accounting firm.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCBH HOLDINGS, INC.
Date: May 20, 2009	By:	/s/ Craig S. On
Craig S. On
Executive Vice President and Chief Financial Officer